Exhibit 3.11

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SHEPLERS, INC.

The undersigned, John T. Mosley, being the Executive Vice President of Sheplers, Inc., a corporation organized and existing under the laws of the State of Kansas (the “Corporation”), does hereby certify as follows:

1.                                      The present name of the Corporation is Sheplers, Inc. The date of the filing of the original Articles of Incorporation of the Corporation with the Secretary of State of the State of Kansas was April 9, 1976, under the name “Grace Acquisition Corporation” (as amended, the “Articles of Incorporation”).

2.                                      This Amended and Restated Articles of Incorporation of the Corporation was duly adopted by the board of directors and by the sole stockholder of the Corporation in accordance with Section 17-6605 of the General Corporation Code of the State of Kansas.

3.                                      The text of the Articles of Incorporation of the Corporation, as heretofore amended and supplemented, is hereby restated and further amended to read in its entirety as follows:

ARTICLE ONE

The name of the corporation (the “Corporation”) is Sheplers, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Kansas is 6501 W. Kellogg Drive, Wichita, Kansas, 67209. The name of its registered agent at such address is John T. Mosley.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Code of the State of Kansas.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $1.00 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Kansas, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Kansas at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

The Corporation will indemnify its directors, officers, employees or agents and all other persons as provided in and to the full extent allowed by Section 17-6305 of the Kansas General Corporation Code as presently in effect or as it may hereafter be amended.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation as of the 30 day of July, 2007.

SHEPLERS, INC.,
a Kansas corporation

By:	/s/ John T. Mosley
John T. Mosley
Executive Vice President

(Sheplers, Inc.,

A&R Articles of Incorporation)

S-1